EXHIBIT 99

PRESS RELEASE DATED January 28, 2010

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2009 FOURTH QUARTER AND YEAR END RESULTS

Bemis Achieves Record Cash Flow from Operating Activities of $476 million for 2009

Flexible Packaging Segment Records Strong Operating Performance

NEENAH, WISCONSIN, January 28, 2010 — Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.26 per share for the fourth quarter ended December 31, 2009, an 18.8 percent decrease compared to $0.32 per share for the fourth quarter of 2008.  Excluding the effect of acquisition related charges and financing expenses detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” diluted earnings per share would have been $0.45 for the fourth quarter of 2009.  This result is at the top end of management’s guidance of $0.40 to $0.45 per share and compares to $0.32 per share for the fourth quarter of 2008.  Diluted earnings per share for the full year 2009 were $1.40, a decrease of 13.0 percent from $1.61 per share reported in 2008.  Excluding the effect of acquisition related charges and financing expenses, severance charges, and a gain on the sale of an asset, diluted earnings per share would have been $1.86 in 2009.  This compares to management’s most recent full year guidance of $1.81 to $1.86 per share and to actual results of $1.61 per share in 2008.

Commenting on the results of 2009, Henry Theisen, Bemis Company’s President and Chief Executive Officer, said, “I am pleased to report strong 2009 operating performance and a record $476 million of cash flow provided by operations.  Our emphasis on aggressive cost management, production efficiency, and working capital management achieved sustainable improvements throughout the business in 2009.  Our business teams around the world are developing unique solutions and creating growth opportunities for the future.  In 2010, we expect to benefit from the continued strength of our balance sheet, a wide array of recently introduced products, and a larger footprint with the anticipated completion of our Alcan Packaging Food Americas acquisition.”

CONSOLIDATED RESULTS

Net sales of $905.9 million for the fourth quarter of 2009 represented a 4.4 percent increase from $867.9 million for the same period of 2008.  Currency translation benefits increased net sales by 6.8 percent for the quarter.  The June 2009 acquisition of a packaging business in South America increased sales during the fourth quarter by 3.0 percent.

For the full year 2009, net sales were $3.5 billion, a decrease of 7.0 percent compared to net sales of $3.8 billion in 2008.  Currency effects decreased net sales by 3.3 percent in 2009, while a South American acquisition contributed 1.3 percent to net sales growth.

Quarterly diluted earnings per share were $0.26 for the fourth quarter ended December 31, 2009, an 18.8 percent decrease compared to $0.32 per share for the fourth quarter of 2008.  Excluding the effect of acquisition related charges and financing, diluted earnings per share would have been $0.45 for the fourth quarter of 2009 compared to $0.32 per share for the fourth quarter of 2008.  Earnings per share for the fourth quarter of 2009 reflect a benefit from net foreign exchange gains and currency transaction impacts totaling $4.3 million before taxes, adding $0.03 per share to the results of the quarter.  Earnings per share for the fourth quarter of 2008 were negatively impacted by volatile currency exchange rates resulting in net foreign exchange losses totaling $6.2 million before taxes or a decrease of $0.04 per share.

Diluted earnings per share for the full year 2009 were $1.40, a decrease of 13.0 percent from $1.61 per share reported in 2008.  Excluding the effect of acquisition related charges and financing expenses, severance charges, and a gain on the sale of an asset, diluted earnings per share would have been $1.86 in 2009 compared to $1.61 per share in 2008.

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 85 percent of total Company net sales during the quarter, reported net sales of $770.5 million in the fourth quarter of 2009, an increase of 5.4 percent compared to net sales of $731.3 million for the fourth quarter of 2008.  Currency related effects increased flexible packaging net sales by 7.1 percent and a June 2009 acquisition increased net sales by 3.6 percent.  Unit sales volume and mix both had a positive impact on flexible packaging sales during the quarter, offset by lower selling prices which reflect generally lower input costs compared to 2008.  Segment operating profit for the fourth quarter of 2009 was $90.7 million, or 11.8 percent of net sales.  Segment operating profit for the fourth quarter of 2008 was $66.2 million, or 9.1 percent of net sales.  The effect of currency translation increased operating profit in the fourth quarter of 2009 by $3.5 million compared to the same quarter of 2008.  Operating profit improvement in the fourth quarter was driven by increased sales of higher value-added products and the ongoing benefits of Bemis’ World Class Manufacturing initiatives.

For the total year ended 2009, flexible packaging net sales of $3.0 billion represented a 5.4 percent decrease compared to 2008.  Currency effects accounted for a sales decline of 3.3 percent compared to 2008 and an acquisition in 2009 increased net sales by 1.6 percent.  The remaining 3.7 percent decrease in net sales was driven by lower unit sales volume.  Operating profit increased to $390.4 million, or 13.1 percent of net sales, compared to $315.9 million, or 10.0 percent of net sales in 2008.  The net effect of currency translation reduced operating profit in 2009 by $8.6 million compared to 2008.  Improved operating profit reflects the combined impact of improved sales mix, production efficiency initiatives, and decreasing input costs during the first half of 2009.

Commenting on the results of this business segment, Theisen said, “I am pleased to report a record level of annual flexible packaging operating profit and the highest annual profit margins as a percentage of net sales since 2004. By expanding sales of our value-added products into new markets and across all geographic regions, and maintaining a persistent focus on production improvements using our World Class Manufacturing initiatives, we have created positive momentum in our business.  Our innovative new products address our customers’ sustainable packaging initiatives and offer total system cost savings by reducing material content through the development of thinner, tougher films; extending shelf life; reducing waste; and improving line speeds in our customers’ operations.  We look forward to further expanding our product portfolio in 2010 with additional flexible packaging products from the Alcan Packaging Food Americas acquisition.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $135.4 million, a decrease of 0.9 percent from net sales of $136.6 million recorded in the fourth quarter of 2008.  Currency effects increased net sales by 5.0 percent in the fourth quarter of 2009.  This increase was more than offset by a 5.9 percent decrease in net sales primarily due to lower sales of graphics and technical products.  Segment operating profit for the fourth quarter of 2009 was $7.1 million, or 5.2 percent of net sales, compared to the fourth quarter of 2008 when segment operating profit was $4.4 million or 3.2 percent of net sales.  The net effect of currency translation increased operating profit by $0.4 million during the fourth quarter of 2009 compared to the same period of 2008.

For the total year ended 2009, net sales of pressure sensitive materials were $531.2 million, a 15.2 percent decrease from net sales in 2008.  Currency effects accounted for a net sales decline of 3.2 percent.  Operating profit was $13.6 million or 2.6 percent of net sales in 2009.  This compares to operating profit of $34.3 million or 5.5 percent of net sales in 2008.  The net effect of currency translation decreased operating profit in 2009 by $0.8 million.  Lower net sales and operating profit in 2009 reflect lower unit sales volumes compared to 2008.

Commenting on the results for the segment, Theisen said, “We are encouraged to see improvement in our pressure sensitive materials segment operating profit levels this quarter, primarily reflecting the effectiveness of our 2009 cost management efforts combined with a modest recovery of unit sales volume in label products.  This business segment sells into markets that are sensitive to economic conditions.  Once the economic conditions in North America and Europe begin to strengthen, we expect operating performance in this business segment to improve.”

Other Costs (Income), Net

For the fourth quarter of 2009, other costs and income included $5.1 million of financial income, a decrease of $2.8 million compared to $7.9 million for the fourth quarter of 2008.  Lower financial income reflects a decrease in interest income from reduced cash balances invested outside of the United States during 2009.  Cash balances in our Brazilian operations have been applied to debt repayment and to fund the acquisition of the South American rigid packaging operations of Huhtamaki Oyj in June of 2009.  Other costs and income also included $15.1 million of acquisition related expenses.

For the total year 2009, other costs and income included $20.2 million of financial income compared to $33.5 million for the year ended December 31, 2008, reflecting a decline in interest income from lower cash balances invested outside of the United States in 2009.  Financial income also includes fiscal incentives for certain flexible packaging locations which is considered part of flexible packaging operating profit.  Net foreign exchange gains totaled $1.4 million in 2009 compared to a net foreign exchange loss of $6.8 million in 2008.  Other costs and income for the year ended December 31, 2009 also included $44.8 million of acquisition related expenses and a gain of $3.6 million on the sale of property in Brazil.

Capital Structure

Total debt to total capitalization was 38.7 percent at December 31, 2009, compared to 31.5 percent at December 31, 2008.  Total debt as of December 31, 2009 was $1.3 billion, an increase of $572.2 million from the balance of $686.6 million at December 31, 2008.  This increase in debt reflects $800.0 million of public bonds issued in July 2009 associated with financing for the pending Alcan Packaging Food Americas acquisition, net of a reduction in commercial paper and other debt outstanding.  Excluding the $800.0 million of public bonds and $202.8 million of common stock issued for acquisition financing, total debt to total capitalization would have been 20.5 percent at December 31, 2009.

Liquidity

As of December 31, 2009, Bemis had available from its banks a $425.0 million revolving credit facility.  This credit facility is used principally as back-up for the Company’s commercial paper program.  As of December 31, 2009, there was $116.2 million of debt outstanding supported by this credit facility, leaving $308.8 million of available credit.  Once the acquisition of the Alcan Packaging Food Americas business is complete, an amendment to the revolving credit facility will become effective, increasing credit available and therefore total commercial paper capacity from $425.0 million to $625.0 million.  Cash flows from operating activities are expected to continue to provide sufficient liquidity to meet future cash obligations.  Strong cash flows from operations totaling $475.8 million during 2009 were used for $250.5 million of net debt reduction; $89.2 million of capital expenditures; a $43.0 million acquisition of a South American rigid packaging operation; a $30.0 million tax-deductible, voluntary pension contribution; and dividend payments totaling $96.6 million.

Pending Acquisition of Alcan Packaging Food Americas

On July 5, 2009, Bemis announced that it had signed a definitive agreement to acquire the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto plc (LON: RIO; ASX: RIO), for $1.2 billion.  Pursuant to the agreement, Bemis will acquire 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand.  These facilities produce flexible packaging for the food and beverage industries.  The transaction is expected to be accretive to diluted GAAP earnings per share in the first twelve months after closing.  Bemis is currently involved in discussions with the staff of the Department of Justice in connection with its Hart-Scott-Rodino regulatory review.  These discussions include remedies which management believes would resolve the concerns expressed by the Department of Justice about the transaction.  The transaction is expected to be approved in the near future, and Bemis expects to complete the acquisition before the end of the first quarter.

2010 Earnings Outlook

Consistent with management’s practice, guidance does not reflect the impact of severance charges, acquisition related costs, and interest expense or shares issued in connection with the pending acquisition of the Alcan Packaging Food Americas business.  Guidance also excludes any operating results of the planned Alcan Packaging Food Americas acquisition.  On this basis, management expects first quarter 2010 diluted earnings per share to be similar to the results of the first quarter of 2009.

Due to the anticipated first quarter closing of the pending Alcan Packaging Food Americas acquisition and the significant impact this acquisition will have on 2010 results of operations, management plans to announce annual guidance for earnings per share shortly after the completion of the acquisition.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the sale of property in Brazil, the Company’s workforce reductions, and the impact of acquisition related items.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the Non-GAAP amounts is included with this press release.

New Accounting Pronouncement

In June 2008, the FASB issued guidance now codified as ASC Topic 260, Earnings Per Share, which requires unvested share based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) to be included in the calculation of basic and diluted earnings per share effective January 1, 2009.  Accordingly, the 2008 earnings per share for the quarter and the full year have been recast to reflect the impact of this new accounting guidance to present them on a comparable basis with 2009 results.  The impact of this modification is a $0.01 per share decrease in diluted earnings per share for the fourth quarter of 2008 and a $0.04 per share decrease in diluted earnings per share for the year ending December 31, 2008.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to the risk that further discussions will not resolve areas of dispute between the Department of Justice and the parties to the transaction, resulting in an inability to complete the acquisition; additional costs and other consequences resulting from the inability to complete the transaction; unexpected costs associated with completing the acquisition; future changes in cost or availability of raw materials; consumer buying patterns under certain economic conditions; changes in customer order patterns; the results of competitive bid processes; costs associated with the pursuit of business combinations; a failure in our information technology infrastructure or applications; foreign currency fluctuations; changes in working capital requirements; and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

Further information concerning some of the factors that could cause materially different results is included in the Company’s reports filed with the Securities and Exchange Commission.  Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, Bemis’ investor relations department, and Bemis’ website, www.bemis.com.

About Bemis Company, Inc.

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2009 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2009 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 16,000 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$905,884	$867,874	$3,514,586	$3,779,373

Costs and expenses:
Cost of products sold	728,237	721,273	2,814,412	3,131,341
Selling, general, and administrative expenses	97,639	79,976	370,926	342,737
Research and development	5,930	6,023	24,342	25,010
Interest expense	16,773	9,037	42,052	39,413
Other costs (income), net	8,948	(1,379)	17,416	(27,653)

Income before income taxes	48,357	52,944	245,438	268,525

Provision for income taxes	18,000	18,500	89,600	96,300

Net income	30,357	34,444	155,838	172,225

Less: Net income attributable to noncontrolling interests	1,364	1,239	5,774	6,011

Net income attributable to Bemis Company, Inc.	$28,993	$33,205	$150,064	$166,214

Basic earnings per share	$0.26	$0.32	$1.41	$1.61

Diluted earnings per share	$0.26	$0.32	$1.40	$1.61

Cash dividends paid per share	$0.225	$0.220	$0.900	$0.880

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$1,065,687	$43,454
Accounts receivable, net	467,988	426,888
Inventories, net	399,067	435,667
Prepaid expenses	72,606	76,649
Total current assets	2,005,348	982,658

Property and equipment, net	1,157,193	1,135,482

Goodwill	646,852	595,466
Other intangible assets, net	85,299	80,773
Deferred charges and other assets	34,013	27,935
Total other long-term assets	766,164	704,174

TOTAL ASSETS	$3,928,705	$2,822,314

LIABILITIES

Current portion of long-term debt	$22,527	$18,651
Short-term borrowings	8,795	7,954
Accounts payable	374,869	323,142
Accrued salaries and wages	89,988	63,227
Accrued income and other taxes	23,620	8,807
Total current liabilities	519,799	421,781

Long-term debt, less current portion	1,227,514	659,984
Deferred taxes	136,391	111,832
Other liabilities and deferred credits	189,977	246,174

TOTAL LIABILITIES	2,073,681	1,439,771

EQUITY

Bemis Company, Inc. stockholders’ equity:
Common stock issued (125,646,511 and 117,130,962 shares)	12,565	11,713
Capital in excess of par value	567,247	345,982
Retained earnings	1,652,647	1,599,178
Accumulated other comprehensive income (loss)	72,470	(112,001)
Common stock held in treasury, 17,422,771 shares at cost	(498,341)	(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,806,588	1,346,531
Noncontrolling interests	48,436	36,012
TOTAL EQUITY	1,855,024	1,382,543

TOTAL LIABILITIES AND EQUITY	$3,928,705	$2,822,314

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities
Net income	$155,838	$172,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	159,274	162,004
Excess tax benefit from share-based payment arrangements	(509)	(209)
Share-based compensation	19,020	18,058
Deferred income taxes	6,664	15,666
Income of unconsolidated affiliated company	(2,163)	(919)
(Gain) loss on sales of property and equipment	(1,149)	967
Changes in working capital, net of effects of acquisitions	140,765	(66,012)
Net change in deferred charges and credits	(1,945)	(8,230)

Net cash provided by operating activities	475,795	293,550

Cash flows from investing activities
Additions to property and equipment	(89,154)	(120,513)
Business acquisitions and adjustments, net of cash acquired	(30,343)
Proceeds from sales of property and equipment	10,921	2,429

Net cash used in investing activities	(108,576)	(118,084)

Cash flows from financing activities
Proceeds from issuance of long-term debt	823,088	16,334
Repayment of long-term debt	(24,154)	(267,327)
Net borrowing (repayment) of commercial paper	(240,295)	169,295
Net borrowing (repayment) of short-term debt	(10,894)	(62,956)
Cash dividends paid to stockholders	(96,595)	(90,695)
Common stock issued	202,809
Common stock purchased for the treasury		(26,771)
Excess tax benefit from share-based payment arrangements	509	209
Stock incentive programs and related withholdings	(3,186)	(2,196)

Net cash provided (used) by financing activities	651,282	(264,107)

Effect of exchange rates on cash and cash equivalents	3,732	(15,314)

Net increase (decrease) in cash and cash equivalents	1,022,233	(103,955)

Cash and cash equivalents balance at beginning of year	43,454	147,409

Cash and cash equivalents balance at end of period	$1,065,687	$43,454

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Flexible Packaging operating profit	$90.7	$66.2	$390.4	$315.9

Pressure Sensitive Materials operating profit	7.1	4.4	13.6	34.3

General corporate expenses	(32.6)	(8.7)	(116.5)	(42.3)

Interest expense	(16.8)	(9.0)	(42.1)	(39.4)

Income before income taxes and noncontrolling interests	$48.4	$52.9	$245.4	$268.5

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$770.5	$731.3	$2,983.4	$3,153.2

Operating Profit as reported	90.7	66.2	390.4	315.9

Non-GAAP adjustments:
Severance costs for reductions in workforce			1.4
Gain on sale of land and building			(3.6)
Operating Profit as adjusted	$90.7	$66.2	$388.2	$315.9

Operating Profit as a percentage of Net Sales
As Reported	11.8%	9.1%	13.1%	10.0%
As Adjusted	11.8%	9.1%	13.0%	10.0%

Pressure Sensitive Materials
Net Sales	$135.4	$136.6	$531.2	$626.2

Operating Profit as reported	7.1	4.4	13.6	34.3

Non-GAAP adjustments:
Severance costs for reductions in workforce			2.6
Operating Profit as adjusted	$7.1	$4.4	$16.2	$34.3

Operating Profit as a percentage of Net Sales
As Reported	5.2%	3.2%	2.6%	5.5%
As Adjusted	5.2%	3.2%	3.0%	5.5%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share as reported	$0.26	$0.32	$1.40	$1.61

Non-GAAP adjustments per share, net of taxes:
Severance costs for reductions in workforce			0.02
Gain on sale of land and building			(0.02)
Transaction related costs (1)	0.09		0.21
Bridge financing fees (2)			0.06
Financing impact of the pending Alcan Packaging Food Americas acquisition (3)	0.10		0.19
Diluted earnings per share as adjusted	$0.45	$0.32	$1.86	$1.61

(1)	Transaction related costs include those costs related primarily to our pending acquisition of Alcan Packaging Food Americas. These costs consist of legal, accounting, and other professional fees.
(2)

Fees incurred to secure an $800 million bridge financing commitment for the Alcan Packaging Food Americas acquisition. The bridge financing commitment was terminated upon the issuance of the $800 million of public debt discussed in Note 3 below.

(3)

Impact from the July 2009 financing of the pending Alcan Packaging Food Americas acquisition (8.175 million shares and $800 million of public debt). The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares while the acquisition is pending.